       As filed with the Securities and Exchange Commission on May 1, 2000

                                                                   File No. 333-

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                          NHANCEMENT TECHNOLOGIES, INC.
                          -----------------------------
             (Exact name of registrant as specified in its charter)

            Delaware                                84-1360852
  ---------------------------------       -----------------------------------
   (State or other jurisdiction of         I.R.S. Employer Identification No.
   incorporation or organization)

                 6663 Owens Drive, Pleasanton, California 94588
                 ----------------------------------------------
               (Address of Principal Executive Offices)(Zip Code)

                              Equity Incentive Plan
                              ---------------------
                            (Full title of the plan)

                           Corporation Service Company
                                1013 Center Road
                           Wilmington, Delaware 19805
                                 (800) 927-9800
                  ---------------------------------------------
                     (Name and address of agent for service)

                                 (925) 251-3200
                                 --------------
          (Telephone number, including area code, of agent for service)

                                   Copies to:

                             Leonard H. Bloom, P.A.
                                Broad and Cassel
                          201 South Biscayne Boulevard
                            Miami Center, Suite 3000
                              Miami, Florida 33131
                                 (305) 373-9400

                         CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------------
                                                  PROPOSED MAXIMUM        PROPOSED MAXIMUM
TITLE OF SECURITIES TO BE     AMOUNT TO BE       OFFERING PRICE PER      AGGREGATE OFFERING          AMOUNT OF
        REGISTERED            REGISTERED(1)           SHARE(2)                PRICE(2)           REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par
value                           2,064,875              $15.09              $31,158,963.75            $8,226.00
-----------------------------------------------------------------------------------------------------------------

         (1) Pursuant to Rule 416, promulgated under the Securities Act of 1933, this Registration Statement covers an indeterminate number of securities to be offered as a result of any adjustment from stock splits, stock dividends, exercise price adjustments or similar events. Also includes additional shares issuable under the anti-dilution provisions of the stock options granted under the plan that is covered by this Registration Statement.

         (2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h), promulgated under the Securities Act of 1933, as amended, on the basis of the average of the high and low sales prices per share of common stock of NHancement Technologies, Inc. as reported on the Nasdaq SmallCap Market on April 24, 2000.

                                     PART I

                INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

ITEM 1.  PLAN INFORMATION.

         Pursuant to Rule 428(b)(1) under the Securities Act of 1933, as amended, the documents containing the information specified in Part I of this Registration Statement on Form S-8 will be sent or given to participants in the following employee benefit plan of NHancement Technologies, Inc. (the "Company," or "We"):

         -  Equity Incentive Plan.

         This document and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Form S-8 (Part II hereof), taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended.

ITEM 2.  REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

         Upon the written or oral request by a participant in the employee benefit plan listed in Item 1 of this Part I, the Company will provide any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference into this Section 10(a) prospectus), any documents required to be delivered to participants pursuant to Rule 428(b) and other additional information about such plan. All of such documents and information will be available without charge. Any and all such requests should be directed to the Company at 6663 Owens Drive, Pleasanton, California 94588, (925) 251-3200, attention: Corporate Secretary.

                                EXPLANATORY NOTE

         This Registration Statement has been prepared in accordance with the requirements of Form S-8 and Form S-3 pursuant to the Securities Act of 1933, as amended. The Form S-8 portion of this Registration Statement will be used for offers of shares of common stock, par value $0.01 per share, of the Company, pursuant to the employee benefit plan listed in Item 1 of Part I to this Registration Statement. In accordance with the Note to Part I of Form S-8, the information specified by Part I for Form S-8 has been omitted from this Registration Statement. The Reoffer Prospectus filed as a part of this Registration Statement has been prepared in accordance with the requirements of
Part I of Form S-3 and will be used for reofferings or resales of shares of common stock of the Company which are deemed to be control securities, which have been acquired or will be acquired by control persons, or resales of restricted securities, pursuant to the employee benefit plan.

                               REOFFER PROSPECTUS

                          NHANCEMENT TECHNOLOGIES, INC.

                         503,500 SHARES OF COMMON STOCK
                         UNDER THE EQUITY INCENTIVE PLAN
                        OF NHANCEMENT TECHNOLOGIES, INC.

         The shares we are registering are either currently held by or will be issued to certain of our stockholders upon the exercise of stock options granted under our Equity Incentive Plan. We will pay the expenses of registering the shares.

         Our common stock is quoted on the Nasdaq SmallCap Market under the symbol "NHAN." The last reported sale price of the common stock on the Nasdaq SmallCap Market on April 28, 2000 was $17.125 per share.

  YOU SHOULD CAREFULLY CONSIDER THE "RISKS OF INVESTING IN OUR SHARES" SECTION
                 BEGINNING ON PAGE 7 OF THIS REOFFER PROSPECTUS.

             ------------------------------------------------------


         These shares have not been approved by the Securities and Exchange Commission or any state securities commission nor have these organizations determined whether this Prospectus is complete or accurate. Any representation to the contrary is a criminal offense.





               The date of this Reoffer Prospectus is May 1, 2000.

                                TABLE OF CONTENTS

                                                                                                              PAGE
ABOUT NHANCEMENT TECHNOLOGIES, INC...............................................................................5
RISKS OF INVESTING IN OUR SHARES.................................................................................7
PROCEEDS FROM SALE OF THE SHARES................................................................................13
SELLING STOCKHOLDERS ...........................................................................................14
HOW THE SHARES MAY BE DISTRIBUTED...............................................................................15
LEGAL OPINION...................................................................................................16
EXPERTS ........................................................................................................16
WHERE YOU CAN FIND MORE INFORMATION.............................................................................17
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE...............................................................17
INDEMNIFICATION OF DIRECTORS AND OFFICERS.......................................................................18

                       ABOUT NHANCEMENT TECHNOLOGIES, INC.

         THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS REOFFER PROSPECTUS. THIS SUMMARY IS NOT COMPLETE AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE PURCHASING OUR COMMON STOCK. CERTAIN STATEMENTS MADE IN THIS REOFFER PROSPECTUS CONSTITUTE "FORWARD-LOOKING STATEMENTS" UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995, AS DESCRIBED IN THE SECTION "RISKS RELATED TO FORWARD-LOOKING STATEMENTS."

BUSINESS

         We are a software applications and services company that specializes in unified communications, collaborative commerce and multimedia solutions to help companies improve internal and external communications functions. This includes facilitation of an enterprise's electronic business transactions and customer service interactions. Our company telephony products and services work in both Internet-enabled environments and over standard telephone lines. Our products orchestrate client use of telephone, e-mail, faxing, paging and Internet based communications to keep in touch with customers and with one another. As millennial enterprises must cope with a multiplicity of communications channels and a mobile workforce, we have developed an end-to-end solutions suite to enable companies to do business on the road as effectively as in the office. By simplifying business communications and improving access to distributed corporate information (data) resources, our products help clients build solid customer relationships and maximize revenue opportunities.

         Our primary objective is to become a leading provider of communications and data software products, systems and services for enterprise customers. Our management believes that increased competition, shorter time to market trends and the reduced importance of geographical borders make it imperative that corporations achieve and maintain state-of-the-art communication and information systems that provide a unified view of an enterprise's business functions on a worldwide basis. Through three of our four main operating subsidiaries, NHancement Technologies North America, Inc., a California corporation, Infotel Technologies (Pte) Ltd., a Singapore corporation, and NHancement Technologies Software Group, Inc., a recently formed California corporation, we provide corporations and other businesses with communication systems, data products and technological innovations designed to enhance efficiency.

         In addition, through our other main operating subsidiary, NHancement Enterprise Software Solutions, Inc., dba Triad Marketing, we design, develop, market and service profile selling software products and services to corporate enterprises. This software is designed to ascertain one-to-one customer-selling opportunities based on marketing characteristics that are unique to the individual customer. We also have Canadian Nhancement Technologies. Inc., a subsidiary incorporated under the laws of the Yukon Territory in Canada and headquartered in Montreal, Quebec, that was formed for the purpose of facilitating communication product sales in Canada.

         We were incorporated in October 1996 to pursue a business combination opportunity with NHancement Technologies North America, Inc. (then named Voice
Plus). NHancement Technologies North America, Inc. was then engaged in the business of integrating voice processing systems with telecommunications equipment. NHancement Technologies North America, Inc. was acquired by us on February 3, 1997 along with a development stage company whose operations were later merged with those of NHancement Technologies North America, Inc. On February 4, 1997, we completed an initial public offering of shares of our common stock.

         We acquired Infotel Technologies (Pte) Ltd. on June 22, 1998. Infotel Technologies (Pte) Ltd., headquartered in Singapore, is an integrator of infrastructure communications equipment products, providing radar system integration, turnkey project management services and test instrumentation, as well as a portfolio of communications equipment in Asia.

         On August 31, 1999, we acquired the software assets of Eastern Systems Technology, Inc., including the "InfoFast" software search engine which accesses information contained in multiple corporate databases, in exchange for shares of our common stock. In connection with the acquisition, Ram V. Mani, the majority owner of Eastern Systems Technology, Inc., joined us as our Chief Technology Officer and as General Manager of the our newly formed software subsidiary, NHancement Technologies Software Group, Inc. This subsidiary was formed to internally develop the software products that are critical to our objective of becoming a software products and services company. It is headquartered at our principal corporate offices, with research and development facilities in Chennai, India.

         On January 21, 2000, we acquired Trimark Incorporated, a California corporation, engaged in producing business analysis software tools that have been utilized in the financial services industry to support customer analysis, one-to-one marketing, and product profitability. Trimark Incorporated merged into our wholly owned subsidiary NHancement Acquisition Corp., a newly formed California corporation and the surviving corporation. Subsequently, NHancement Acquisition Corp was renamed NHancement Enterprise Software Solutions, Inc., dba Triad Marketing. We acquired all the outstanding shares of Trimark Incorporated in exchange for 750,000 shares of our common stock and warrants to purchase 250,000 shares of our common stock.

         On February 4, 2000, we acquired certain software products from SVG Software Services Inc. in exchange for 250,000 shares of our common stock. Also, on February 4, 2000, we acquired all the shares of its affiliate, Enhancement Technologies (India) Pte. Ltd. for $50,000.

         Our principal corporate office is located at 6663 Owens Drive, Pleasanton, California 94588, and our telephone number is 925-251-3200.

THE OFFERING

         The selling stockholders may offer and sell up to 503,500 shares of our common stock under this Reoffer Prospectus. We will not receive any of the proceeds from the sale of these shares of common stock, but we will receive funds in connection with the exercise of stock options relating to such shares of common stock, which funds will be used by us for working capital. See "Proceeds from the Sale of Shares" and "Selling Stockholders."

                        RISKS OF INVESTING IN OUR SHARES

         PURCHASING THE SHARES OFFERED BY THIS REOFFER PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. BEFORE PURCHASING OUR COMMON STOCK, YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS AND AS WELL AS THE OTHER INFORMATION CONTAINED ELSEWHERE IN THIS REOFFER PROSPECTUS.

WE HAVE A HISTORY OF NET LOSSES AND WE CANNOT BE CERTAIN OF FUTURE
PROFITABILITY.

         Although we recorded net income of approximately $243,000 on net revenues of $8.7 million for our first quarter ended December 31, 1999, we have incurred a loss of $716,800 on $23.3 million in revenues for the fiscal year ended September 30, 1999. Further, we sustained significant losses for the fiscal year ended December 31, 1997, as well as for the nine-month quarter ended September 30, 1998.

         While we have recently returned to profitability, our financial condition and results of operations will be adversely affected if we fail to continue to produce positive operating results. This could also:

         -  Adversely affect the future value of our common stock

         - Adversely affect our ability to obtain debt or equity financing on acceptable terms

         -  Prevent us from engaging in acquisition activity

OUR EQUITY AND DEBT FUNDING SOURCES MAY BE INADEQUATE TO FINANCE FUTURE ACQUISITIONS.

         The acquisition of complementary businesses and products is an element of our business strategy. Our ability to engage in acquisition activity depends on our ability to obtain debt or equity financing, neither of which may be available or, if available, may not be on terms acceptable to us. Our inability to obtain such financing would have a material adverse effect on our acquisition strategy.

         Both debt and equity financing involve certain risks. Debt financing may require us to pay significant amounts of interest and principal payments, reducing the resources available to us to expand our existing businesses. Equity financing may be dilutive to our stockholders' interest in our assets and earnings. For example, of a total of 12,500 shares of our Series A convertible preferred stock sold in April 1998, those shares plus accrued dividends were converted into 1,231,180 shares of our common stock at an average price per share of approximately $1.05. Prior to the issuance of such shares of our preferred stock in April 1998, a total of approximately 4,437,000 shares of our common stock had been outstanding. As of December 31, 1999, 17,200 shares of our preferred stock plus accrued dividends had been converted into about 1.7 million shares of our common stock at an average price of $1.04 resulting in a dilutive effect on our existing stockholders. As December 31, 1999, 300 shares of our preferred stock remained outstanding. In addition, common stock issued as consideration in an acquisition transaction may be dilutive under certain circumstances to our existing stockholders.

WE RELY UPON OUR DISTRIBUTOR AND SUPPLIER RELATIONSHIPS AND WE ARE DEPENDENT UPON SIGNIFICANT CUSTOMERS.

         Our North American subsidiary operations are based upon the integration of hardware, software, and communications and data processing equipment manufactured by others into systems designed to meet the needs of our customers. Although we have distributor agreements with a number of equipment manufacturers, a major portion of our revenues are based upon products manufactured by three companies. In this regard, we rely to a significant extent on products manufactured (and services provided) by Centigram Communications Corporation, products manufactured by Baypoint Innovations, a division of Mitel, Inc., that purchased the customer premises equipment business of Centigram Communications Corporation, and on products manufactured by Interactive Intelligence, Inc., principally its enterprise information center product, a next-generation communications server that merges voice and data functions into a single computer-based system. Revenues from the sale of enterprise information center products accounted for approximately 10% of our North American subsidiaries revenues for the last two quarters ended September 30, 1999 and approximately 4% of our North American subsidiaries revenues for the quarter ended December 31, 1999. Enterprise information center revenues are expected to increase rapidly in future quarters.

         Legacy voicemail systems made up 54% of our total revenues for the quarter ended December 31, 1999. Management believes that future revenues from legacy voicemail systems will steadily decline over the next two years, due to the introduction of new unified messaging systems, which integrate several diverse messaging technologies, such as voicemail, email and facsimile. Our ability to transition our revenue to the new unified messaging platforms will be critical, not only for our future growth but also to maintain our current revenue levels. Any disruption in our relationships with Centigram Communications Corporation, Baypoint Innovations, a division of Mitel, Inc. or Interactive Intelligence, Inc. would have a significant adverse effect on our business for an indeterminate period of time until new supplier relationships could be established. Further, any material change in our other distributor relationships could adversely affect our financial condition.

         Infotel Technologies (Pte) Ltd., our Singapore subsidiary, offers a wide range of infrastructure communications equipment products. Infotel Technologies (Pte) Ltd. also has an established business providing test measuring instrumentation and testing environments, and is the regional distributor and test and repair center for Rohde & Schwarz test instruments. Infotel Technologies (Pte) Ltd.'s profitability depends in part on a steady stream of revenues relating to the services performed for Rohde & Schwarz test instruments. Since Infotel Technologies (Pte) Ltd.'s revenues comprised approximately 41% of our total revenues for the fiscal year ended September 30, 1999, and approximately 43% of our total revenues for the quarter ended December 31, 1999, any material change in Infotel Technologies (Pte) Ltd.'s relationship with its manufacturers, including Rohde & Schwarz, and any interruption in the delivery of products to Infotel Technologies (Pte) Ltd. by its key suppliers, would materially adversely affect our results of operations and financial condition.

         The revenues from our three largest customers accounted for approximately 32.7%, 11.9% and 10.9% respectively of total revenues during the first quarter ended December 31, 1999. No other customer accounted for over 5% of total revenues during this period. This concentration of revenues results in additional risk to us and our operations, and any disruption of orders from our largest customers would have an adverse effect on our results of operations and financial condition.

OUR MARKET IS HIGHLY COMPETITIVE, AND IF WE DO NOT COMPETE EFFECTIVELY, WE MAY SUFFER PRICE REDUCTIONS, REDUCED GROSS MARGINS AND LOSS OF MARKET SHARE.

         The voice processing and customer premises equipment and related software markets are highly competitive and competition in this industry is expected to further intensify with the introduction of new product enhancements and new competitors. We compete with a number of larger integrated companies that provide competitive voice-processing products and services as subsets of larger product offerings. Our existing and potential competitors include many large domestic and international companies that have better name and product recognition in the market for our products and services and related software, a larger installed base of customers, and substantially greater financial, marketing and technical resources than ourselves.

         Our Singapore subsidiary, Infotel Technologies (Pte) Ltd., competes against several large companies in Singapore that are better capitalized. Although Infotel Technologies (Pte) Ltd. has in the past managed to compete successfully against these larger companies on the basis of its engineering and product management expertise, no assurances can be given that this expertise will allow Infotel Technologies (Pte) Ltd. to compete effectively with these larger companies in the future. Further, various large manufacturers headquartered outside of Singapore have established their own branch offices in Singapore and also compete with Infotel Technologies (Pte) Ltd.

OUR REVENUES WILL LIKELY DECLINE IF WE DO NOT DEVELOP AND INTEGRATE THE COMPANIES WE ACQUIRE.

         We have in the past pursued, and plan to continue to pursue, acquisition opportunities. Acquisitions involve a number of special risks, including among others:

         -  Adverse short-term effects on our operating results

         -  The disruption of our ongoing business

         -  The risk of reduced management attention to normal daily operations

         - Our dependence on the retention, hiring and training of key personnel and the potential risk of loss of such personnel

         - Our potential inability to successfully integrate the personnel, operations, technology and products of acquired companies

         -  Unanticipated problems or unknown legal liabilities

         -  Adverse tax or financial consequences

Two of our prior acquisitions, namely the acquisition of Voice Plus (now known as NHancement Technologies North America, Inc.) and Advantis Network & Systems Sdn Bhd, a Malaysian company, in the past yielded operating results that were significantly lower than expected. In fact, the poor performance of Advantis Network & Systems Sdn Bhd led to its divestiture less than one year after the company was acquired by us. Accordingly, no assurances can be given that the future performance of our subsidiaries will be commensurate with the consideration paid to acquire these companies. If we fail to establish the needed controls and to manage growth effectively, our operating results, cash flows and overall financial condition will be adversely affected.

OUR INTERNATIONAL OPERATIONS INVOLVE RISKS THAT MAY ADVERSELY AFFECT OUR OPERATING RESULTS.

         Infotel Technologies (Pte) Ltd., our Singapore subsidiary, accounted for approximately 41% of our revenues for the fiscal year ended September 30, 1999 and approximately 43% of our revenues for the quarter ended December 31, 1999. There are risks associated with our international operations, including:

         -   Our dependence on members of management of Infotel Technologies
             (Pte) Ltd. and the risk of loss of customers in the event of the departure of key personnel

         - Unexpected changes in or impositions of legislative or regulatory requirements

         -   Potentially adverse taxes and adverse tax consequences

         -   The burdens of complying with a variety of foreign laws

         -   Political, social and economic instability

         -   Changes in diplomatic and trade relationships

Any one or more of these factors could negatively affect the performance of Infotel Technologies (Pte) Ltd. and result in a material adverse change in our business, results of operations and financial condition.

OUR STOCK PRICE COULD EXPERIENCE PRICE AND VOLUME FLUCTUATIONS.

         The markets for securities such as our common stock historically have experienced extreme price and volume fluctuations during certain periods. Other factors that also may adversely affect the market price of our common stock include the following:

         -   New product developments

         - Technological and other changes in the voice-messaging and communications industries

         -   Fluctuations in the financial markets o General economic conditions

         -   Quarterly variations in our results of operations

IT WOULD REQUIRE SIGNIFICANT TIME AND EFFORT TO REPLACE OUR KEY PERSONNEL.

         Management changes often have a disruptive effect on businesses and can lead to the loss of key employees because of the uncertainty inherent in change. In 1999, our President and Chief Executive Officer resigned his position and, more recently, our Chief Financial Officer and the Secretary and General Counsel of NHancement Technologies, Inc. left us to pursue other opportunities. Douglas S. Zorn, our former Chief Financial Officer, was promoted to President and Chief Executive Officer to fill these vacancies. While hiring efforts are underway to fill the vacancies created by the departure of other key employees, there is no assurance that these posts will be filled in the near future since the job market in the greater San Francisco Bay Area is intensely competitive. The loss of these or other key employees could have a material adverse effect on our operations. Furthermore, the recent changes in management may not be adequate to sustain our profitability or to meet our future growth targets.

FAILURE TO ADEQUATELY PROTECT OUR INTELLECTUAL PROPERTY RIGHTS WILL HARM OUR ABILITY TO COMPETE.

         We do not have any patents or copyrights and while we intend to file for copyright and patent protection, we currently rely on general common law and confidentiality and non-disclosure agreements with our key employees to protect our trade secrets. Our success depends on our ability to adequately protect our intellectual property rights. Our efforts to protect our intellectual property may not be sufficient against unauthorized third-party copying or use or the application of reverse engineering, and existing laws afford only limited protection. In addition, existing laws may change in a manner that adversely affects our proprietary rights. Furthermore, policing the unauthorized use of our product is difficult, and expensive litigation may be necessary in the future to enforce our intellectual property rights.

OUR PRODUCTS COULD INFRINGE THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS, RESULTING IN COSTLY LITIGATION AND THE LOSS OF SIGNIFICANT RIGHTS.

         We may be subject to legal proceedings and claims for alleged infringement of proprietary rights of others, particularly as the number of products and competitors in our industry grow and functionalities of products overlap. This risk is higher in a new market in which a large number of patent applications have been filed but are not yet publicly disclosed. We have limited ability to determine which patents our products may infringe and take measures to avoid infringement. Any litigation could result in substantial costs and diversion of management's attention and resources. Further, parties making infringement claims against us may be able to obtain injunctive or other equitable relief, which could prevent us from selling our products or require us to enter into royalty or license agreements which are not advantageous to us.

IF WE FAIL TO ADEQUATELY RESPOND TO RAPID TECHNOLOGICAL CHANGES, OUR EXISTING PRODUCTS WILL BECOME OBSOLETE OR UNMARKETABLE.

         Advances in technology could render our current products obsolete and unmarketable. We believe that to succeed we must enhance our software products and underlying technology, develop new products and technologies on a timely basis, and satisfy the increasingly sophisticated requirements of our customers. We may not successfully respond to technological change, evolving industry standards or customer requirements. If we are unable to adequately respond to these changes, our revenues could decline. In connection with the introduction of new products and enhancements, we have experienced development delays and related cost overruns, which are not unusual in the software industry. To date, these delays have not had a material impact on our revenues. If new releases or products are delayed or do not achieve broad market acceptance, we could experience a delay or loss of revenues and customer dissatisfaction.

IF OUR SOFTWARE CONTAINS DEFECTS, WE COULD LOSE CUSTOMERS AND REVENUES.

         Software as complex as ours often contains unknown and undetected errors or performance problems. Many defects are frequently found during the period immediately following the introduction of new software or enhancements to existing software. Although we attempt to resolve all errors that we believe would be considered serious by our customers, our software may not be error-free. Undetected errors or performance problems may be discovered in the future and errors considered minor by us may be considered serious by our customers. This could result in lost revenues or delays in customer acceptance and would be detrimental to our reputation, which could harm our business.

RISKS RELATED TO FORWARD-LOOKING STATEMENTS.

         Certain statements contained in this Reoffer Prospectus, including, without limitation, statements containing the words "believes," anticipates," "may," "intends," "expects" and words of similar import, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements (or industry results, performance or achievements) expressed or implied by these forward-looking statements to be substantially different from those predicted. The factors that could affect our actual results include the following:

         - general economic and business conditions, both nationally and in the regions in which we operate

         -   competition

         -   changes in business strategy or development plans

         -   delays in the development or testing of our products

         - technological, manufacturing, quality control or other problems that could delay the sale of our products

         - our inability to obtain appropriate licenses from third parties, protect our trade secrets, operate without infringing upon the proprietary rights of others, or prevent others from infringing on our proprietary rights

         - our inability to obtain sufficient financing to continue to expand operations

         -   changes in demand for products by our customers

         Certain of these factors are discussed in more detail elsewhere in this Reoffer Prospectus, including under the caption "Risks of Investing in Our Shares."

         We do not undertake any obligation to publicly update or revise any forward-looking statements contained in this Reoffer Prospectus or incorporated by reference, whether as a result of new information, future events or otherwise. Because of these risks and uncertainties, the forward-looking events and circumstances discussed in this Reoffer Prospectus might not transpire.

                        PROCEEDS FROM SALE OF THE SHARES

         All of the shares of common stock in this Reoffer Prospectus are being offered by the selling stockholders. We will not receive any proceeds from the sale of the shares of common stock, but we will receive funds in connection with the exercise of stock options relating to such shares of common stock. We intend to use these funds for working capital.

                              SELLING STOCKHOLDERS

         The shares offered under this Reoffer Prospectus are being registered for reoffers and resales by selling stockholders who have or may in the future acquire their shares of common stock by exercising options granted to them under our Equity Incentive Plan. The selling stockholders named in the following table may resell all, a portion, or none of these shares of common stock. There is no assurance that any of the selling stockholders will sell any or all of the shares of common stock offered by them.

         Participants under Equity Incentive Plan who are deemed to be "affiliates" of the Company who acquire shares of common stock may be added to the selling stockholders listed below from time to time by use of a prospectus supplement filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended.

         The following table sets forth certain information concerning the selling stockholders as of the date of this Reoffer Prospectus, and as adjusted to reflect the sale by the selling stockholders of the shares of common stock offered, assuming sale of all of the shares offered:


                                                              Number of                Percentage of shares
                                       Number of              shares of                  of common stock
                                       Shares of           common stock to          beneficially owned (4)
                                      common stock          be sold after       -------------------------------
                                      beneficially         the exercise of          Before             After
            Name                       owned (1)            options (2)(3)         Offering          Offering (5)
-------------------------------     -----------------     -----------------     -------------    ----------------
Douglas S. Zorn,                        490,647 (6)            289,250 (7)          4.9%             1.9%
Chairman of the Board, Chief
Executive Officer,
President and Director

Ram V. Mani, Director                   500,000                139,250              6.0%             4.7%


Robert J. Schmier, Director              75,000 (8)             25,000               *                  *


N. Bruce Walko, Director                 75,000 (8)             25,000               *                  *


James Gillespie,                        516,565                 25,000 (9)          5.0%             4.8%
Former Director

-----------------------------

         *Represents less than 1%.

(1) Represents shares beneficially owned by the named individual, including shares of common stock that the person has the right to acquire within 60 days of the date of this Reoffer Prospectus. Unless otherwise noted, all persons listed have sole voting and sole investment power.

(2) Includes all outstanding options to purchase shares of common stock granted to the named individuals under the Equity Incentive Plan, whether or not vested or exercisable within 60 days of the date of this Reoffer Prospectus. Also includes all shares of common stock issued to the named individuals upon the exercise of options granted under the Equity Incentive Plan. Does not include any shares of common stock that may be acquirable under future grants of options under the Equity Incentive Plan.

(3) Does not constitute a commitment to sell any or all of the stated number of shares of common stock. The number of shares of common stock offered shall be determined from time to time by each selling stockholder in his or her sole discretion.

(4) Based on 10,715,129 shares of common stock issued and outstanding as of the date of this Reoffer Prospectus.

(5) Assumes all the shares of common stock are sold pursuant to this Reoffer Prospectus and that no other shares of common stock are acquired or disposed of by the selling stockholders prior to the termination of this Reoffer Prospectus.

(6) Includes vested options to purchase 251,210 shares of common stock and options to purchase 38,050 that will not vest within 60 days of this Reoffer Prospectus.

(7)      Includes 139,437 shares of common stock, warrants to purchase
         100,000 shares of common stock and options to purchase 251,210 shares of common stock.

(8) Includes options to purchase 25,000 shares of common stock and warrants to purchase 50,000 shares of common stock.

(9) Represents 25,000 restricted shares of common stock received as a result of the exercise of options, granted under the Equity Incentive Plan in February, 1999.

                        HOW THE SHARES MAY BE DISTRIBUTED

         The selling stockholders may sell their shares of common stock in various ways and at various prices. Some of the methods by which the selling stockholders may sell their shares of common stock include:

         - ordinary brokerage transactions and transactions in which the broker solicits purchasers;

         -   privately negotiated transactions;

         - block trades in which the broker or dealer will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         - purchases by a broker or dealer as principal and resale by that broker or dealer for the selling stockholder's account under this Reoffer Prospectus;

         -   sales under Rule 144 rather than by using this Reoffer Prospectus;

         -   a combination of any of these methods of sale; and

         -   any other legally permitted method.

         The applicable sales price may be affected by the type of transaction.

         The selling stockholders may also pledge their shares of common stock as collateral for a margin loan under their customer agreements with their brokers. If there is a default by the selling stockholders, the brokers may offer and sell the pledged shares of common stock.

         Brokers or dealers may receive commissions or discounts from the selling stockholders (or, if the broker-dealer acts as agent for the purchaser of the shares of common stock, from that purchaser) in amounts to be negotiated. These commissions are not expected to exceed those customary in the types of transactions involved.

         We cannot estimate at the present time the amount of commissions or discounts, if any, that will be paid by the selling stockholders in connection with sales of the shares of common stock.

         The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in sales of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, in connection with such sales. In that event, any commissions received by broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933, as amended.

         Under the securities laws of certain states, the shares of common stock may be sold in those states only through registered or licensed broker-dealers. In addition, the shares of common stock may not be sold unless the shares of common stock have been registered or qualified for sale in the relevant state or unless the shares of common stock qualify for an exemption from registration or qualification.

         We have agreed to pay all fees and expenses incident to the registration of the shares of common stock.

         The selling stockholders and other persons participating in the distribution of the shares of common stock offered under this Reoffer Prospectus are subject to the applicable requirements of Regulation M promulgated under the Securities Exchange Act of 1934, in connection with sales of the shares of common stock.

                                  LEGAL OPINION

         Broad and Cassel, a partnership including professional associations, 201 South Biscayne Boulevard, Suite 3000, Miami, Florida 33131, is giving an opinion regarding the validity of the offered shares of common stock.

                                     EXPERTS

         The financial statements incorporated by reference in this Reoffer Prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and current reports, proxy statements and other information with Securities and Exchange Commission. You may read and copy any report or document we file at the public reference facilities maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the Securities and Exchange Commission's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0880 for more information about the public reference rooms. Our Securities and Exchange Commission filings are also available from the Securities and Exchange Commission's website located at http://www.sec.gov.

         Quotations for the prices of our common stock appear on the Nasdaq SmallCap Market, and reports, proxy statements and other information about us can also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Reoffer Prospectus, and later information that we file with the Securities and Exchange Commission will automatically update and supersede this information.

         We incorporate by reference the following filings and any future filings made with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

         - The description of the common stock contained in the our registration statement on Form S-B2 (File Number 333-15563), filed on January 13, 1997;

         - Our Annual Report on Form 10-KSB for the fiscal year ended September 30, 1999;

         - Our Quarterly Report on Form 10-QSB for the quarterly period ended December 31, 1999;

         -   Our Current Report on Form 8-K filed with the SEC on December 23,
             1999;

         -   Our Current Report on Form 8-K filed with the SEC on February 7,
             2000.

         We have filed with the Securities and Exchange Commission a registration statement on Form S-8 under the Securities Act of 1933, as amended, with respect to the common stock covered by this Reoffer Prospectus. This Reoffer Prospectus, which is a part of the registration statement, does not contain all the information set forth in, or annexed as exhibits to, the registration statement, as permitted by the SEC's rules and regulations. For further information with respect to us and the common stock offered under this Reoffer Prospectus, please refer to the registration statement, including the exhibits, copies of which may be obtained from the locations described above. Statements concerning any document filed as an exhibit are not necessarily complete and, in each instance, we refer you to the copy of the document filed as an exhibit to the registration statement.

         You may request, at no cost, a copy of any or all of the information incorporated by reference by writing or telephoning us at:

                          NHancement Technologies, Inc.
                                6663 Owens Drive
                          Pleasanton, California 94588
                         Telephone Number (925) 251-3200
                         Attention: Corporate Secretary

         You should only rely on the information incorporated by reference or provided in this Reoffer Prospectus or any supplement. We have not authorized anyone else to provide you with different information. Our common stock is not being offered in any state where the offer is not permitted. You should not assume that the information in this Reoffer Prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Our Certificate of Incorporation and Bylaws include provisions that (i) eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by the General Corporation Law of the State of Delaware and (ii) indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, including circumstances in which indemnification is otherwise discretionary. We believe that these provisions are necessary to attract and retain qualified persons as directors and officers.

         We maintain a directors and officers' liability policy insuring any person who is or was our director or officer against any liability incurred by such person in any such capacity or arising out of such person's status as such. The insurer's limit of liability under the policy is a $5.0 million coverage limit per occurrence and $5.0 million in the aggregate per policy year. The policy contains various reporting requirements and is subject to certain exclusions and limitations.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.    INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents are incorporated by reference into this Registration Statement:

         1. The Registrant's Annual Report on Form 10-KSB, for the year ended September 30, 1999;

         2. The description of the Registrant's Common Stock contained in the Registrant's registration statement on Form 8-A filed on January 13, 1997;

         3. The Registrant's Quarterly Report on Form 10-QSB, for the quarter ended December 31, 1999;

         4. The Registrant's Current Report on Form 8-K, filed on December 23, 1999; and

         5. The Registrant's Current Report on Form 8-K, filed on February 7, 2000.

         In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities registered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in a subsequently filed document incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

ITEM 4.    DESCRIPTION OF SECURITIES.

           Not applicable.

ITEM 5.    INTERESTS OF NAMED EXPERTS AND COUNSEL.

           Not applicable.

ITEM 6.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Registrant's Certificate of Incorporation and Bylaws include provisions that (i) eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by the General Corporation Law of the State of Delaware and (ii) indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, including circumstances in which indemnification is otherwise discretionary. The Registrant believes that these provisions are necessary to attract and retain qualified persons as directors and officers.

         The Registrant maintains a directors and officers' liability policy insuring any person who is or was a director or officer of the Registrant against any liability incurred by such person in any such capacity or arising out of such person's status as such. The insurer's limit of liability under the policy is a $5.0 million coverage limit per occurrence and $5.0 million in the aggregate per policy year. The policy contains various reporting requirements and is subject to certain exclusions and limitations.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

ITEM 7.    EXEMPTION FROM REGISTRATION CLAIMED.

           Not applicable.

ITEM 8.    EXHIBITS.

           4.1    Equity Incentive Plan(1)
           5.1    Opinion of Broad and Cassel
           23.1 Consent of Broad and Cassel (contained in its opinion filed as Exhibit 5.1 to this Registration Statement)
           23.2   Consent of BDO Seidman, LLP
           24.1 Power of Attorney (included in the signature page of this Registration Statement)

           ----------------------------
           (1)  Incorporated by reference to the document bearing exhibit number
                10.12 as contained in Amendment No. 2 to Registrant's Registration Statement on Form SB-2, File Number 333-15563, as filed on January 13, 1997.

ITEM 9.  UNDERTAKINGS.

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (b) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

             (c) To include any additional or changed material information on the plan of distribution;

             PROVIDED, HOWEVER, that paragraphs (1)(a) and (1)(b) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

                                   SIGNATURES

           Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pleasanton, State of California on this 1st day of May, 2000.

                                      NHANCEMENT TECHNOLOGIES, INC.

                                      By:      /s/ Douglas S. Zorn
                                         ---------------------------------------
                                           Douglas S. Zorn
                                           President and Chief Executive Officer

                                POWER OF ATTORNEY

         Each person whose signature appears below constitutes and appoints Douglas S. Zorn as his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution for him or her and in his or her name, place and stead in any and all capacities to execute in the name of each such person who is then an officer or director of the Registrant any and all amendments (including post-effective amendments) to this Registration Statement, and any registration statement relating to the offering hereunder pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them full power and authority to do and perform each and every act and thing required or necessary to be done in and about the premises as fully as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

                SIGNATURE                                      TITLE                                    DATE
/s/ Douglas S. Zorn                             Chairman of the Board, Chief Executive
------------------------------                  Officer, President and Director
Douglas S. Zorn                                 (Principal Executive, Financial and                  May 1, 2000
                                                Accounting Officer)

/s/ Ram V. Mani                                 Director
------------------------------
Ram V. Mani                                                                                          May 1, 2000

/s/ Robert L. Schmier                           Director
------------------------------
Robert L. Schmier                                                                                    May 1, 2000

/s/ N. Bruce Walko                              Director
------------------------------
N. Bruce Walko                                                                                       May 1, 2000

/s/ William M. Stephens                         Director
------------------------------
William M. Stephens                                                                                  May 1, 2000

                                EXHIBIT INDEX (1)

         EXHIBIT                    DESCRIPTION
         -------                    -----------

         5.1                        Opinion of Broad and Cassel

         23.1                       Consent of Broad and Cassel (included in Exhibit 5.1)

         23.2                       Consent of BDO Seidman, LLP

         24.1                       Power of Attorney (included in the signature page of this
                                    Registration Statement)

         --------------------------------

         (1) All other exhibits listed in Item 8 of Part II of this Registration Statement have been incorporated by reference herein, as indicated in Item 8.